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                                                                  EXHIBIT 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                       AWARD SOFTWARE, INTERNATIONAL, INC.


         The undersigned, George C. Huang and Pin-Wei Chen certify that:

         1. They are the duly elected and acting president and secretary, respectively, of Award Software International, Inc., a California corporation (the "Corporation").

         2. The Articles of Incorporation of the Corporation are hereby amended and restated to read in full as follows:

                                       I.

         The name of this Corporation is AWARD SOFTWARE INTERNATIONAL, INC.



                                       II.

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
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                                      III.

         This Corporation is authorized to issue only one class of stock which shall be designated "Common Stock". The total number of shares which the Corporation is authorized to issue is twenty million (20,000,000) shares.



                                       IV.

         (a) The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         (b) This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

         (c) Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.



                                       V.

         The name and address in the State of California of this Corporation's agent for service of process is:

California

                                       2.
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         3. The foregoing amendment and restatement of the Articles of
Incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with paragraph 902 of the Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is four hundred fifty thousand (450,000). The vote to approve the amendment and restatement was unanimous.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth above are true and correct of our own knowledge.

         Executed at Mountain View, California, this   day of December,
1994.


                                /s/ George C. Huang
                                --------------------------
                                George C. Huang, President


                                /s/ Pin-Wei Chen
                                --------------------------
                                Pin-Wei Chen, Secretary

                                       3.